Exhibit 99.1

Graphic Packaging Holding Company Announces Completion of AR Packaging Acquisition;

Significantly Strengthening Global Market Position in Fiber-Based Packaging Solutions

ATLANTA, Nov 2, 2021 - Graphic Packaging Holding Company (NYSE: GPK), (“Graphic Packaging”), a leading vertically-integrated provider of sustainable fiber-based consumer packaging solutions, today announced the successful close of its acquisition of AR Packaging Group AB, Europe’s second largest producer of fiber-based consumer packaging. The acquisition accelerates Graphic Packaging’s growing position serving consumer packaged goods companies around the world with sustainable fiber-based packaging alternatives.

Graphic Packaging announced its intent to acquire AR Packaging Group AB on May 14, 2021.

Forward Looking Statements

Certain statements contained in this press constitute “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to, among other things, the expected acceleration of the growth of our business. Forward-looking statements are based on currently available information and our current assumptions, expectations and projections about future events. These statements are not guarantees of future performance and are subject to future events, risks and uncertainties that could cause actual results to differ materially from our expectations and projections. These risks and uncertainties include, but are not limited to, those described in Item 1A, “Risk Factors,” and elsewhere in our Annual Report on Form 10-K for our fiscal year ended December 31, 2020, and in our subsequent Quarterly Reports on Form 10-Q.

About Graphic Packaging Holding Company

Graphic Packaging Holding Company (NYSE: GPK), headquartered in Atlanta, Georgia, is committed to providing consumer packaging that makes a world of difference. The Company is a leading provider of sustainable fiber-based packaging solutions for a wide variety of products to food, beverage, foodservice, and other consumer products companies. The Company operates on a global basis, is one of the largest producers of folding cartons and paper-based foodservice products in the United States, and holds leading market positions in coated recycled paperboard, coated unbleached kraft paperboard and solid bleached sulfate paperboard. The Company’s customers include many of the world’s most widely-recognized companies and brands. Additional information about Graphic Packaging, its business and its products is available on the Company’s web site at www.graphicpkg.com.

About AR Packaging Group AB

AR Packaging is one of Europe’s leading companies in the packaging sector with net sales of approximately $1.1 billion, 5,000 employees and 30 factories in 13 countries. The Group offers a unique range of packaging solutions from its specialized plants. Added value is created to its customers through its broad product offering and deep knowledge of carton-based and flexible packaging. Business is registered in Lund, Sweden. www.ar-packaging.com

Investor Contact: Melanie Skijus

Graphic Packaging Holding Company

770-240-8542

Melanie.Skijus@graphicpkg.com

Media Contact: Sue Appleyard

Graphic Packaging Holding Company

770-240-8466

Sue.Appleyard@graphicpkg.com